Exhibit 15

July 10, 2026

To the Board of Directors and Stockholders of Delta Air Lines, Inc.

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of Delta Air Lines, Inc. for the registration of debt securities, warrants, common stock, preferred stock, rights, purchase contracts or units of our reports dated April 8, 2026 and July 10, 2026 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Forms 10-Q for the quarters ended March 31, 2026 and June 30, 2026.

/s/ Ernst & Young LLP